EXHIBIT 12

Wallace A. Glausi

Attorney At Law

550 Park Avenue, Suite 220

Portland, OR 97205

(503) 515-3657

December 3, 2020

Re: Qualification Statement for BiologX, Inc. on Form 1-A

To whom it may concern:

We have been retained by BiologX, Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company's Offering Statement on Form 1-A (the "Offering Statement"). The Offering Statement covers 12,500,000 shares of the Common Stock of the Company (the "Shares") at a purchase price of $4.00 per share, for a total offering amount of $50,000,000.

In our capacity as such counsel, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Articles of Incorporation of the Company;

2. Bylaws of the Company;

3. The Offering Statement; and

4. The form of Subscription Agreement.

We have also examined such other corporate records, documents, certificates, and other agreements and instruments, and have made such other examinations, as we have deemed relevant, necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based on that examination, we are of the opinion that:

1. The Company is duly authorized to issue the Shares.

2. When issued and sold by the Company pursuant to the terms of the Subscription Agreement, the Shares will be validly issued shares of Common Stock of the Company, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit and to the Offering Statement and to the use of our name in the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Attorney at Law